Exhibit 99.01

Eastman Announces Fourth-Quarter and Full-Year 2020 Financial Results

KINGSPORT, Tenn., Jan. 28, 2021 – Eastman Chemical Company (NYSE:EMN) announced its fourth-quarter and full-year 2020 financial results.

(In millions, except per share amounts)	4Q2020	4Q2019	FY2020	FY2019
Sales revenue	$2,186	$2,205	$8,473	$9,273
Earnings before interest and taxes ("EBIT")	76	62	741	1,120
Adjusted EBIT*	329	279	1,216	1,389
Earnings per diluted share	0.23	0.19	3.50	5.48
Adjusted earnings per diluted share*	1.69	1.42	6.15	7.13
Net cash provided by operating activities	406	671	1,455	1,504
Free cash flow*	301	554	1,072	1,079

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes and calculation of free cash flow, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings, for all periods presented in this release, see Tables 3A, 3B, 4, 5A, 5B, and 6.

“Despite unprecedented challenges related to COVID-19, our financial performance in the fourth quarter and for the full year demonstrates the resilience of our people and our portfolio,” said Mark Costa, Board Chair and CEO. “We delivered record fourth-quarter adjusted EPS and resilient full-year EPS, reflecting the value of serving a diverse set of end markets, the benefit of our innovation-driven growth model, and our continued aggressive management of costs. We did an outstanding job of protecting our employees and maintaining the operational integrity of our facilities around the world during the global pandemic. In addition, given the uncertainties through the year, we took aggressive actions to prioritize cash flow and liquidity that resulted in greater than $1 billion of free cash flow for the fourth consecutive year. I’m incredibly proud and appreciative of all that our employees did to deliver these excellent results.”

Segment Results 4Q 2020 versus 4Q 2019

Additives & Functional Products – Sales revenue increased 1 percent driven by 2 percent volume / mix growth. Lower pricing of 3 percent was mostly offset by a favorable currency impact of 2 percent.

Double-digit growth in coatings additives was due to improving demand in the transportation end market and continued solid demand in building and construction. Care chemicals also had double-digit growth due to continued strength in the personal care end market. These gains were partially offset by continued weakness in the aviation end market, which has minimally recovered from the impact of COVID-19. The decline in price was mostly due to lower raw material prices and competitive pressure in product lines constituting about one-third of AFP segment revenues (including adhesives and tire additives) that are under strategic review.

Adjusted EBIT increased due to cost reduction actions, partially offset by higher inventory costs resulting from lower capacity utilization earlier in the year and modest spread compression for products in the one-third of the AFP segment. The adjusted EBIT margin increased by 100 basis points.

Advanced Materials – Sales revenue increased 6 percent driven by 6 percent volume / mix growth. Lower pricing of 2 percent was offset by a favorable currency impact of 2 percent.

All businesses delivered revenue growth in the fourth quarter, led by performance films, which delivered mid-teens growth, continuing what has been a resilient year due to our innovation and market development efforts. Specialty plastics had a record fourth quarter for both revenue and earnings driven by continued strength across its end markets, including consumer durables and packaging. The decline in price was due to lower raw material prices, particularly for paraxylene.

Reported and adjusted EBIT increased to record fourth-quarter levels due to volume / mix growth and cost reduction actions. The adjusted EBIT margin increased by 290 basis points.

Chemical Intermediates – Sales revenue declined 8 percent driven by a 6 percent volume / mix decline. Lower selling prices of 3 percent were partially offset by a 1 percent favorable currency impact.

Demand across many products lines strengthened during the fourth quarter. The 6 percent volume decline was mostly due to site maintenance shutdowns and the discontinuation of certain product lines at our Singapore facility. The discontinuation of these products is expected to negatively impact CI sales volume / mix approximately 5 percent in 2021 but have a favorable impact on EBIT. Lower pricing was due to lower raw material and energy prices.

Reported and adjusted EBIT increased due to lower maintenance shutdown costs and cost reduction actions, partially offset by modest spread compression.

Fibers – Sales revenue declined 8 percent due to a 6 percent decline in volume / mix and a 2 percent decline in price.

Product mix was negatively impacted by the discontinuation of a tobacco specialty product and volume declined due to continued weakness in the textiles end market as a result of COVID-19. Acetate tow volume was stable. Price declined due to previously negotiated multi-year contracts for acetate tow.

EBIT decreased due to less favorable product mix and lower prices.

Corporate Results 2020 versus 2019

Sales revenue decreased 9 percent, mostly attributed to the negative impact of COVID-19 on global economic growth and on demand for certain products. Volume / mix was lower by 5 percent, which was resilient given the challenging market conditions. The slowdown in the global economy impacted all segments, particularly product lines used in transportation, building and construction, consumer durables, and textiles end markets. Pricing declined 4 percent with the largest impact in Chemical Intermediates. The drop in prices in 2020 was primarily driven by lower raw material and energy prices. Currency exchange impact was neutral for all segments.

In response to the global pandemic, Eastman took several actions to improve results, further bolster our strong financial position, and ensure the integrity of our operations. Cost savings, both temporary and structural, totaled approximately $150 million for the year. These savings were more than offset by approximately $200 million of higher costs resulting from lower capacity utilization in response to weakened demand for certain products as a result of COVID-19 including approximately $100 million of costs related to inventory reduction as part of the prioritization of cash generation in 2020.

Adjusted EBIT decreased due to lower capacity utilization and lower volume / mix, partially offset by cost reduction actions. Spreads were flat.

Segment Results 2020 versus 2019

Additives & Functional Products – Sales revenue declined 8 percent due to 4 percent lower pricing and 4 percent lower volume / mix.

The decline in price was mostly due to lower raw material prices and competitive pressure in the one-third of the AFP segment. Product lines serving end markets most impacted by COVID-19 had the largest decline in revenue, particularly aviation fluids and tire additives. Care chemicals had 5 percent volume / mix growth due to strengthened demand in more resilient end markets, particularly personal care.

Adjusted EBIT decreased due to lower volume / mix and lower capacity utilization, partially offset by cost reduction actions.

Advanced Materials – Sales revenue declined 6 percent due to a 4 percent decline in volume / mix and a 2 percent decline in price.

An advanced interlayers volume decline more than offset specialty plastics volume growth. COVID-19 had a significant impact on advanced interlayers results, mostly due to lower auto builds. Specialty plastics had a record year for both revenue and earnings as end-market diversification proved valuable as demand remained solid for durables and packaging applications due to the pandemic. Performance films leveraged recent innovation and market development investments and significantly outpaced global auto sales in 2020. The decline in price was due to lower raw material prices, particularly for paraxylene. The strong recovery in the second half of the year helped to mitigate the impact of higher costs resulting from aggressive inventory management in the second quarter.

Reported and adjusted EBIT decreased due to lower capacity utilization and lower volume / mix, partially offset by cost reduction actions and lower raw material costs.

Chemical Intermediates – Sales revenue declined 14 percent due to 7 percent declines for both volume / mix and price.

The segment revenue declines were mostly due to reduced demand and lower raw material prices due to COVID-19 for olefins, acetyls, and plasticizers products. Revenue for the functional amines product line, sold mostly into agriculture end markets, was stable.

Reported and adjusted EBIT decreased due to lower capacity utilization, lower volume, and lower spreads, and partially offset by cost reduction actions and technology licensing earnings.

Fibers – Sales revenue declined 4 percent due to 2 percent declines for both volume / mix and price.

The volume decline was primarily due to the negative impact on demand from COVID-19 on the global textiles market. Volume was also negatively impacted by the discontinuation of a tobacco specialty product. Price declined due to previously negotiated multi-year contracts for acetate tow.

EBIT decreased due to lower capacity utilization and less favorable product mix, partially offset by cost reduction actions.

Cash Flow

In 2020, cash from operating activities was $1.5 billion and free cash flow (cash from operating activities less net capital expenditures) was $1.1 billion and flat to 2019, despite headwinds from lower cash earnings. See Tables 5A and 5B. In 2020, the company returned $418 million to stockholders through dividends and share repurchases and reduced net debt (total borrowings less cash and cash equivalents) by $656 million excluding the impact of foreign currency exchange rates. See Table 6.

Priorities for uses of available cash for 2021 include payment of the quarterly dividend, the reduction of net debt, bolt-on acquisitions, and share repurchases.

2021 Outlook

Commenting on the outlook for full-year 2021, Costa said: “We enter 2021 having delivered record fourth-quarter 2020 adjusted earnings per share (EPS) and strong free cash flow, as the global economy continues to recover. However, we still face uncertainty due to COVID-19 as we move forward into 2021. In this uncertainty, I am incredibly proud of how our team is focused on what we can control, starting with growing new business revenue by leveraging our innovation-driven growth model, which is enabling us to perform better than our recovering end markets, particularly for many of our specialty products. We also continue to aggressively manage costs and remain focused on disciplined capital allocation. Building on our strong recovery in the fourth quarter, we expect 2021 adjusted EPS to be 20 to 30% higher than 2020 adjusted EPS.

And with our continued emphasis on cash generation, we expect our free cash flow to be greater than $1 billion for the fifth consecutive year.”

The full-year 2021 projected earnings exclude any non-core, unusual or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss and asset impairments and restructuring charges) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions and the impact of the COVID-19 coronavirus pandemic on demand in key end markets; competitive position and acceptance of specialty products in key markets; mix of products sold; capacity utilization, manufacturing costs, and cost reductions; and revenue, earnings, cash flow, cash and cash equivalents, and debt repayment for first quarter and full-year 2021. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2020 available, and the Form 10-K to be filed for full year 2020 and to be available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on January 29, 2021 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on January 28, 2021. To listen via telephone, the dial-in number is 323-794-2588, passcode number 4526034. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, January 29, 2021 to 11:00 a.m. ET, February 8, 2021 at 888-203-1112 or 719-457-0820, passcode 4526034.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2020 revenues of approximately $8.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.
# # #
Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 28, 2021

For Eastman Chemical Company Fourth Quarter 2020 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2020	2019	2020	2019
Sales	$2,186	$2,205	$8,473	$9,273
Cost of sales	1,660	1,708	6,498	7,039
Gross profit	526	497	1,975	2,234
Selling, general and administrative expenses	174	176	654	691
Research and development expenses	57	60	226	234
Asset impairments and restructuring charges, net	12	74	227	126
Other components of post-employment (benefit) cost, net (1)	209	122	119	60
Other (income) charges, net	(2)	3	8	3
Earnings before interest and taxes	76	62	741	1,120
Net interest expense	51	53	210	218
Early debt extinguishment costs	—	—	1	—
Earnings before income taxes	25	9	530	902
Provision for (benefit from) income taxes	(9)	(18)	41	140
Net earnings	34	27	489	762
Less: Net earnings attributable to noncontrolling interest	2	1	11	3
Net earnings attributable to Eastman	$32	$26	$478	$759

Basic earnings per share attributable to Eastman	$0.23	$0.19	$3.53	$5.52
Diluted earnings per share attributable to Eastman	$0.23	$0.19	$3.50	$5.48

Shares (in millions) outstanding at end of period	135.9	136.0	135.9	136.0
Shares (in millions) used for earnings per share calculation
Basic	135.6	135.9	135.5	137.4
Diluted	137.0	137.1	136.5	138.5
(1)Includes mark-to-market pension and other postretirement benefit plans loss, net. See Table 3A.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Sales by Segment
Additives & Functional Products	$773	$763	$3,022	$3,273
Advanced Materials	674	638	2,524	2,688
Chemical Intermediates	531	578	2,090	2,443
Fibers	208	226	837	869
Total Eastman Chemical Company	$2,186	$2,205	$8,473	$9,273

Table 2B – Sales Revenue Change

	Fourth Quarter 2020 Compared to Fourth Quarter 2019
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	1%	2%	(3)%	2%
Advanced Materials	6%	6%	(2)%	2%
Chemical Intermediates	(8)%	(6)%	(3)%	1%
Fibers	(8)%	(6)%	(2)%	—%

Total Eastman Chemical Company	(1)%	1%	(3)%	1%

	Twelve Months 2020 Compared to Twelve Months 2019
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect (1)	Price Effect	Exchange Rate Effect
Additives & Functional Products	(8)%	(4)%	(4)%	—%
Advanced Materials	(6)%	(4)%	(2)%	—%
Chemical Intermediates	(14)%	(7)%	(7)%	—%
Fibers	(4)%	(2)%	(2)%	—%

Total Eastman Chemical Company	(9)%	(5)%	(4)%	—%

(1)Full year 2020 included $18 million of licensing revenue in the Chemical Intermediates segment.

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Sales by Customer Location
United States and Canada	$919	$924	$3,579	$3,885
Europe, Middle East, and Africa	586	595	2,299	2,544
Asia Pacific	546	549	2,111	2,278
Latin America	135	137	484	566
Total Eastman Chemical Company	$2,186	$2,205	$8,473	$9,273

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Additives & Functional Products
Earnings before interest and taxes	$118	$59	$312	$496
Asset impairments and restructuring charges, net	—	50	136	54
Excluding non-core item	118	109	448	550
Advanced Materials
Earnings before interest and taxes	134	111	427	517
Asset impairments and restructuring charges, net (2)	3	1	13	1
Accelerated depreciation (2)	1	—	8	—
Excluding non-core items	138	112	448	518
Chemical Intermediates
Earnings before interest and taxes	35	—	166	170
Asset impairments and restructuring charges, net (3)	1	22	5	22
Excluding non-core item	36	22	171	192
Fibers
Earnings before interest and taxes	40	50	180	194
Other
Loss before interest and taxes	(251)	(158)	(344)	(257)
Mark-to-market pension and other postretirement benefit plans loss, net (4)	240	143	240	143
Asset impairments and restructuring charges, net (5)	8	1	73	49
Excluding non-core items	(3)	(14)	(31)	(65)

Total Eastman Chemical Company
Earnings before interest and taxes	76	62	741	1,120
Mark-to-market pension and other postretirement benefit plans loss, net	240	143	240	143
Asset impairments and restructuring charges, net	12	74	227	126
Accelerated depreciation	1	—	8	—
Total earnings before interest and taxes excluding non-core items	$329	$279	$1,216	$1,389

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$76	$62	$741	$1,120
Costs of sales	1	—	8	—
Asset impairments and restructuring charges, net	12	74	227	126
Other components of post-employment (benefit) cost, net	240	143	240	143
Total earnings before interest and taxes excluding non-core items	$329	$279	$1,216	$1,389
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for description of first nine months 2020 non-core items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for 2019 for description of the 2019 non-core and unusual items.
(2)Fourth quarter 2020 charges for severance and accelerated depreciation related to the closure of an advanced interlayers manufacturing facility in North America.
(3)Fourth quarter 2020 severance charges for the previously reported plan to discontinue production of certain products at the Singapore manufacturing site by the end of 2020.
(4)Losses resulting from changes in discount rates and other actuarial assumptions and the differences between actual and expected returns on plan assets.
(5)Fourth quarter 2020 charges for severance and related costs as part of business improvement and cost reduction initiatives.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Fourth Quarter				Twelve Months
(Dollars in millions, unaudited)	2020		2019		2020		2019
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$118	15.3%	$109	14.3%	$448	14.8%	$550	16.8%
Advanced Materials	138	20.5%	112	17.6%	448	17.7%	518	19.3%
Chemical Intermediates	36	6.8%	22	3.8%	171	8.2%	192	7.9%
Fibers	40	19.2%	50	22.1%	180	21.5%	194	22.3%
Total segment EBIT excluding non-core items	332	15.2%	293	13.3%	1,247	14.7%	1,454	15.7%
Other	(3)		(14)		(31)		(65)
Total EBIT excluding non-core items	$329	15.1%	$279	12.7%	$1,216	14.4%	$1,389	15.0%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Fourth Quarter 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$76	$25	$(9)	(42)%	$32	$0.23
Non-Core Items: (1)
Asset impairments and restructuring charges, net	12	12	2		10	0.07
Accelerated depreciation	1	1	—		1	0.01
Mark-to-market pension and other postretirement benefit plans loss, net	240	240	60		180	1.32
Interim adjustment to tax provision (2)	—	—	(9)		9	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$329	$278	$44	16%	$232	$1.69

	Fourth Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$62	$9	$(18)	(237)%	$26	$0.19
Non-Core Items: (1)
Asset impairments and restructuring charges, net	74	74	—		74	0.53
Mark-to-market pension and other postretirement benefit plans loss, net	143	143	34		109	0.80
Interim adjustment to tax provision (2)	—	—	13		(13)	(0.10)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$279	$226	$29	13%	$196	$1.42

(1)See Table 3A for description of fourth quarter 2020 and 2019 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Fourth quarter 2020 and 2019 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Twelve Months 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$741	$530	$41	8%	$478	$3.50
Non-Core Items: (1)
Asset impairments and restructuring charges, net	227	227	53		174	1.28
Accelerated depreciation	8	8	2		6	0.05
Mark-to-market pension and other postretirement benefit plans loss, net	240	240	60		180	1.32
Early debt extinguishment costs (2)	—	1	—		1	—
Non-GAAP (Excluding non-core items)	$1,216	$1,006	$156	16%	$839	$6.15

	Twelve Months 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,120	$902	$140	16%	$759	$5.48
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	126	126	13		113	0.81
Mark-to-market pension and other postretirement benefit plans loss, net	143	143	34		109	0.79
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(7)		7	0.05
Non-GAAP (Excluding non-core and unusual items)	$1,389	$1,171	$180	15%	$988	$7.13

(1)See Table 3A for description of 2020 and 2019 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Unamortized costs recognized due to early repayment of term loan credit agreement debt.

Table 5A – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Operating activities
Net earnings	$34	$27	$489	$762
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	145	149	574	611
Mark-to-market pension and other postretirement benefit plans loss, net	240	143	240	143
Asset impairment charges	1	72	146	72
Early debt extinguishment costs	—	—	1	—
Provision for (benefit from) deferred income taxes	(114)	10	(128)	23
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	59	220	(31)	170
(Increase) decrease in inventories	(25)	42	291	(80)
Increase (decrease) in trade payables	113	156	(100)	(27)
Pension and other postretirement contributions (in excess of ) less than expenses	(28)	(22)	(136)	(119)
Variable compensation (in excess of) less than expenses	62	53	87	38
Other items, net	(81)	(179)	22	(89)
Net cash provided by operating activities	406	671	1,455	1,504
Investing activities
Additions to properties and equipment	(105)	(117)	(383)	(425)
Acquisitions, net of cash acquired	(1)	—	(1)	(48)
Other items, net	(6)	(3)	(10)	(7)
Net cash used in investing activities	(112)	(120)	(394)	(480)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(135)	(219)	(121)	(70)
Proceeds from borrowings	—	125	249	460
Repayment of borrowings	(185)	(375)	(435)	(760)
Dividends paid to stockholders	(89)	(85)	(358)	(343)
Treasury stock purchases	—	—	(60)	(325)
Other items, net	27	(2)	21	(5)
Net cash used in financing activities	(382)	(556)	(704)	(1,043)
Effect of exchange rate changes on cash and cash equivalents	2	2	3	(3)
Net change in cash and cash equivalents	(86)	(3)	360	(22)
Cash and cash equivalents at beginning of period	650	207	204	226
Cash and cash equivalents at end of period	$564	$204	$564	$204

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2020	2019	2020	2019
Net cash provided by operating activities	$406	$671	$1,455	$1,504
Capital expenditures	(105)	(117)	(383)	(425)
Free cash flow	$301	$554	$1,072	$1,079

Table 6 – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2020	2019
Total borrowings	$5,618	$5,782
Less: Cash and cash equivalents	564	204
Net debt (1)	$5,054	$5,578

(1)Includes non-cash impact of foreign currency exchange rates of $132 million in 2020 and $(25) million in 2019.